Second Amended and Restated
Schedule B
to the
Amended and Restated Distribution Agreement
by and between
The Marsico Investment  Fund
And
UMB Distribution Services, LLC

Intending to be legally bound, the undersigned hereby amend and restate Schedule B to the aforesaid Agreement as follows, effective as of the date set forth below:

Focus Fund	Up to $250 Million	2.0 basis points
	$250 Million to $500 Million	1.0 basis points
	$500 Million to $1 Billion	0.5 basis points
	Over $1 Billion	0.3 basis point

Growth Fund	Up to $250 Million	2.0 basis points
	$250 Million to $500 Million	1.0 basis points
	$500 Million to $1 Billion	0.5 basis points
	Over $1 Billion	0.3 basis point

21st Century Fund	Up to $250 Million	2.0 basis points
	$250 Million to $500 Million	1.0 basis points
	$500 Million to $1 Billion	0.5 basis points
	Over $1 Billion	0.3 basis point

International Opportunities Fund	Up to $250 Million	2.0 basis points
	$250 Million to $500 Million	1.0 basis points
	$500 Million to $1 Billion	0.5 basis points
	Over $1 Billion	0.3 basis point

Flexible Capital Fund	Up to $250 Million	2.0 basis points
	$250 Million to $500 Million	1.0 basis points
	$500 Million to $1 Billion	0.5 basis points
	Over $1 Billion	0.3 basis point

Global Fund	Up to $250 Million	2.0 basis points
	$250 Million to $500 Million	1.0 basis points
	$500 Million to $1 Billion	0.5 basis points
	Over $1 Billion	0.3 basis point

Employee Licensing
Registered personnel oversight	$400 per month, per person

Employee licensing activities include establishing a system to supervise operations relating solely to activities regarding distribution of the Marsico Funds by licensed personnel of the investment adviser; developing a procedure manual tailored to the Trust's  needs relating solely to such activities by licensed personnel of the investment adviser (e.g., remote location, branch office or office of supervisory jurisdiction); compliance procedures and training for Trust/investment adviser staff including annual on-site compliance meeting and fum element training relating solely to activities regarding distribution of the Marsico Funds by licensed personnel of the investment adviser; monthly compliance review (e.g., email, presentations, marketing materials, websites, correspondence, incoming mail, etc.) relating solely to such activities by licensed personnel of the investment adviser; and periodic on-site examinations.

Out-of-Pocket Expenses
Out-of-pocket expenses include but are not limited to travel on behalf of the Trust or its investment adviser, materials, filing fees, registration fees, and expenses, including but not limited to attorney's fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of Distributor in its capacity as a service provider to the Trust.

In witness whereof, the undersigned have executed this Second Amended and Restated Schedule B to the Amended and Restated Distribution Agreement between The Marsico Investment Fund and UMB Distribution Services, LLC, effective as of the 26th  day of March, 2014.

UMB DISTRIBUTION SERVICES, LLC		THE MARSICO INVESTMENT FUND

By:	/s/ Maureen A. Quill	By:	/s/ Neil L. Gloude

Name:	Maureen A. Quill	Name:	Neil L. Gloude

Title:	President	Title:	Vice President, Secretary and Treasurer